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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated July 8, 1997 relating to the financial statements of Great Plains Software, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended May 31, 1997 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also include this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP
Minneapolis, Minnesota
March 18, 1998